As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LDR Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	3841	20-3933262
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

LDR Holding Corporation

13785 Research Boulevard, Suite 200, Austin, Texas 78750

(512) 344-3333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Way

General Counsel

LDR Holding Corporation

13785 Research Boulevard, Suite 200, Austin, Texas 78750

(512) 344-3333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmelo M. Gordian Ted A. Gilman Andrews Kurth LLP 111 Congress, Suite 1700 Austin, TX 78701 (512) 320-9200	B. Shayne Kennedy Chase C. Leavitt Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 (714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-194994

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common stock, $0.001 par value per share	178,352	$24.90	$4,440,965	$572

(1)	Represents only the additional number of shares being registered and includes 23,263 shares of common stock subject to an over-allotment option. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-194994).
(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Select Market on May 12, 2014, which is within five business days of the filing of this registration statement. The registrant previously registered securities at an aggregate offering price not to exceed $108,685,258 on a Registration Statement on Form S-1 (File No. 333-194994), which was declared effective by the Securities and Exchange Commission on May 14, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $4,440,965 is hereby registered.
(3)	The registrant certifies to the Securities and Exchange Commission that it has instructed its bank to pay the Commission the filing fee set forth for the additional securities being registered hereby by wire transfer as soon as practicable (but in any event no later than the close of business on May 15, 2014), that it will not revoke such instructions, and that it has sufficient funds in such account to cover the amount of such filing fee.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, LDR Holding Corporation is filing this registration statement with the Securities and Exchange Commission, or the SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-194994), which we originally filed on April 2, 2014, as amended, or the Registration Statement, and which the SEC declared effective on May 14, 2014.

We are filing this registration statement for the sole purpose of increasing by 178,352 shares the number of shares of our common stock to be registered for sale by the selling stockholders, including pursuant to an over-allotment option. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, LDR Holding Corporation has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 14th day of May, 2014.

LDR Holding Corporation

By:	/s/ Christophe Lavigne
Christophe Lavigne
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated on the 14th day of May, 2014.

Signature	Title

* Christophe Lavigne	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

* Robert McNamara	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

* Denise Cruz	Controller (Principal Accounting Officer)

* Joseph Aragona	Director

* Kevin Lalande	Director

* William W. Burke	Director

* Stefan Widensohler	Director

*By:	/s/ Christophe Lavigne
Christophe Lavigne
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Table

5.1	Opinion of Andrews Kurth LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Andrews Kurth LLP (included Exhibit 5.1).

24.1*	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-194994), filed April 2, 2014, as amended).